Exhibit 10.1

TELTRONICS, INC.

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT ("Agreement") made as of August 31, 2001 by and between TELTRONICS, INC., a Florida corporation (the "Company") having its principal place of business at 2150 Whitfield Industrial Way, Sarasota, Florida 34243, and Ewen Cameron (the "Employee") currently residing at 4243 Escondito Circle, Sarasota, Florida 34238.

BACKGROUND INFORMATION

     The Company wishes to secure the continued employment services of the Employee for a definite period of time and upon the particular terms and conditions hereinafter set forth. Employee and the Company previously entered an Employment Agreement as of January 1, 1995, amended and restated as of May 1, 1999, which Employee and the Company now intend to amend and restate by execution of this Agreement. The Employee is willing to continue to be so employed. Accordingly, Employee and the Company agree as follows:

OPERATIVE PROVISIONS

     1.     Employment and Term.

             The Company hereby employs Employee and the latter hereby accepts employment by the Company for the period commencing September 1, 2001 and expiring December 31, 2011, which employment shall be automatically extended for a successive five (5) year period at the option of the Employee exercisable by written notice to the Company at least ninety (90) days prior to December 31, 2011, unless it is terminated during the pendency of any such period, whether initial or extended, by the occurrence of one of the events described in paragraph 8 of this Agreement.

     2.     Duties.

            During the term of this Agreement, whether initial or extended, the Employee shall render to the Company services as Chief Executive Officer and President, and shall perform such duties as may be designated by and subject to the supervision of the Company's Board of Directors, and shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors. During such period, the Employee shall devote such attention, time and energies to the business and affairs of the Company

(subject to the terms of paragraph 4 below) and will use his best efforts to promote the interests and reputation of the Company; provided that he may pursue such non-competitive activities as do not materially interfere with the performance of his obligations hereunder. Any question of interpretation which may arise under the preceding proviso shall be resolved by majority decision of the Company's Board of Directors. During the term of this Agreement, without his written consent, the Company shall not require Employee to perform services at any location other than headquarters of the Company located in Sarasota, Florida.

     3.     Compensation.

            For the services to be rendered by the Employee under this Agreement the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Employee shall accept as full payment for such service, a base compensation of $325,000 per year (as of May 1, 1999) (inclusive of any amounts subject to employment related withholding requirements), payable in arrears in equal installments on the last business day of each month occurring during the period of employment or otherwise as the parties may agree. Such base compensation shall be increased on the first day of January of each year. The next increase shall occur on January 1, 2002 by Twenty-Five Thousand Dollars ($25,000), and may from time to time be supplemented by discretionary bonuses or other benefits payable from time to time , all as determined by action of the Company's Board of Directors. The Company shall have the right to pay the increases in base compensation and any discretionary bonus in the form of securities of the Company or any of its subsidiaries with the written approval of the Employee.

            In addition to the compensation described in this paragraph, Employee shall be eligible to participate in any stock option plan that may be adopted by the Company from time to time. In the event of change of control or the Employee's termination, any outstanding or already granted stock options that the Employee may have received from the Company shall be deemed to be fully vested as of the signing of this Agreement.

     4.     Vacation; Fringe Benefits; Reimbursement of Expenses.

            The Employee shall be entitled to five (5) weeks of fully paid vacation annually during the initial and each extended term of this Agreement. He shall be entitled to receive monetary or other valuable consideration for vacation time to which he is entitled but does not take provided he takes such compensation within that given vacation period year. At the Employee's discretion he shall notify the Company as to whether or not he intends to take his full vacation time or request the Company to pay monetary value for unused time. If he fails to do so by the end of the year, the vacation time is lost and the Employee cannot receive monetary compensation after December 31st of any given year. The timing of vacation periods shall be within the discretion of the Company, reasonably exercised so as not to unnecessarily inconvenience the Employee.

            During this period of employment hereunder, the Employee shall further be entitled to (a) such leave by reason of physical or mental disability or incapacity and to such participation in medical and life insurance, pension benefits, disability and other fringe benefit plans as the Company makes generally available to all of its executive employees from time to time; (b) reimbursement for all normal and reasonable expenses necessarily incurred by him in the performance of his obligations hereunder, subject to such reasonable substantiation requirements as may be imposed by the Company; and (c) a luxury automobile suitable for Employee as an executive officer of the Company, all costs of which including specifically but not exclusively acquisition, maintenance, insurance and operation shall be paid by the Company.

     5.     Proprietary Interests.

            During and after the expiration of his term of employment with the Company, the Employee shall not communicate or divulge to, or use for the benefit of, any individual , association, partnership, limited partnership, trust, corporation or other entity except the Company, any proprietary information of the Company received by the Employee by virtue of such employment, without being in receipt of the Board of Directors of the Company's written consent to do so.

     6.     Restrictive Covenant.

            During the term of his employment hereunder, the Employee shall not, directly or indirectly, engage in or become an owner of, render any service to, enter the employment of, or represent or solicit for any business which competes with any activity of the Company conducted at any time during the Employee's period of employment and which is located or active in any country in which the Company shall maintain or intend to maintain any activity. The parties expressly agree that the duration and geographical area of this restrictive covenant are reasonable.

            This covenant shall be construed as an agreement independent of any other provision herein, and the existence of any claim or cause of action of the Employee against the Company regardless of how arising, shall not constitute a defense to the enforcement by the Company of its terms. If any portion of the covenant is held by a court of law to be unenforceable with respect either to its duration or geographical area, for whatever reason, it shall be considered divisible both as to time and geographical area, so that each month of the specified period shall be deemed a separate period of time and each country or political subdivision thereof a separate geographical area, resulting in an intended requirement that the longest lesser period of time or largest lesser geographical area found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against the Employee.

            Notwithstanding any statement contained in this paragraph 6 to the contrary, legal or beneficial ownership by the Employee of a less than five percent (5%) interest in a competitive corporation at least one class of capital stock of which is publicly traded on a national or regional stock exchange or by means of an electronic interdealer quotation system, shall not be deemed to constitute a breach by the Employee of the terms hereof.

     7.     Remedies for Breach of Employee's Obligations.

            The parties agree that the services of the Employee are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing his services, the Employee will have access to various types of proprietary information of the Company, which, if released to others or used by the Employee other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable injury. Therefore, the obligations of the Employee established under paragraphs 5 and 6 hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

     8.     Modification and Termination.

            a.     Modification.   This Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form comprises the entire agreement between the parties.

            b.     Termination - General.   This Agreement is subject to termination prior to the expiration of its initial or any extended term: (i) if by the Employee, upon delivery to the Company of written notice of such intention;(ii) if by the Company, upon the occurrence of the complete discontinuance of the Company's activities; and (iii) In the event that the Company is sold, merged or there is a change of control with any person, persons or entity, the Employee shall have the right to terminate this contract and receive all compensation due to the Employee including all of his future salary and benefits that would have been due him under this Agreement shall be paid in full on or before the closing date of said sale, merger or change of control. The amount due will be equal to the amount calculated by the compensation at full salary and benefits, including salary, medical expense, auto allowance and vacation that the Employee would have received if the contract was to have gone to its full term with no discount or offsets relating to timing or any other reason.

            c.     By Death or Disability.   In the event of the Employee's death, his annual compensation including all increases and benefits will continue to be paid to his Beneficiary following his death to the full term of this Agreement. In the event of disability, the Employee shall be paid his annual compensation including all annual increases and benefits on a continual basis to the full term of this Agreement and all possible extensions; and thereafter, until he either returns to full-time service, he shall be treated as being on an authorized leave of absence with full pay and benefits.

            d.     For Cause.   In the event of a unanimous decision by the Board of Directors (excluding Employee), reasonably exercised, to terminate Employee's employment due to (i) violation by Employee of paragraph 5 and/or 6 of this Agreement; or (ii) his conviction by a court of competent jurisdiction of any act involving moral turpitude related to his employment by the Company; then, upon termination, he shall be entitled to receive full pay in an amount equal to the remaining time left on his contract to the full term at his annual compensation including all annual increases plus benefits. As a condition precedent to the Company's right to terminate this Agreement on the basis of clause (ii), it must be able to demonstrate that the Employee has been furnished with a copy of and approved in writing, the By-Law provision, or of the policy, standard or regulation, which he is being accused of having violated, at a time prior to the alleged commission of the violation. In any event, the Employee is entitled to full pay and benefits to the end of the full term of this Agreement (December 31, 2011).

            e.     Payment of Termination Compensation; Continued Effectiveness of Certain Obligations.   Any compensation due the Employee as a result of the termination of his employment status under this Agreement shall be paid in the same manner as if the Employee was still employed by the Company without regard to, set-off or reduction by reason of Employee's compensation for services or otherwise from any other source or party. No termination or expiration of this Agreement whether consummated by action of either party or by operation of the terms hereof, shall relieve the Employee from his continued performance of the obligations established under paragraphs 5 and 6 hereof.

            f.     Life and Disability Coverage.  If termination of this Agreement is due to any reason other than death, the Employee shall have the right to purchase any policy of insurance on his life or insuring against his disability which is owned by the Company, the exercise of which right shall be made by written notice furnished to the Company within thirty (30) days subsequent to the date of termination. The purchase price of each policy of life insurance shall be the sum of its interpolated terminal reserve value (computed as of the closing date) and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date; or if the policy to be purchased shall not have been in force for a period sufficient to generate an interpolated terminal reserve value, the price shall be an amount equal to all net premiums paid as of the closing date. The purchase price of each disability income policy shall e the sum of its cash value and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date. The purchase of any insurance policy by the Employee shall be closed as promptly as may be practicable after the giving of notice, in no event to exceed thirty (30) days thereafter.

     9.     General Provisions.

            a.      Nonassignability.   Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his Beneficiary or his legal representatives except as otherwise expressly provided herein.

            b.      Enforceability. If any term or condition of this Agreement shall be adjudged invalid or unenforceable to any extent or in any application by a court of competent jurisdiction, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

            c.     Notice.   All notices or other communications required or permitted to be furnished pursuant to this Agreement shall be in writing and shall be deemed properly furnished if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram to the recipient party at the address appearing in the preamble to this Agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed given when received. All other notices shall be deemed given when mailed, telegraphed or hand delivered.

            d.     Jurisdiction; Application of Florida Law; Venue.  The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's exercising jurisdiction of any dispute between them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue shall be deemed located in Manatee County, Florida.

            e.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            f.     Binding Effect.  Subject to paragraph 10(a) of this Agreement, each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

            g.      Beneficiary.  As used herein, the term "Beneficiary" shall mean the person or persons (who may be designated contingently or successively and who may be an entity other than an individual, including an estate or trust). The Beneficiary shall be the trust or individual designated by the Employee. He may change the Beneficiary at any time. If the Employee fails to properly designate a Beneficiary or if the Beneficiary predeceases the Employee or dies before complete distribution of the benefits has been made, the Company shall distribute the benefit (or balance thereof) to the surviving spouse of the Employee, or if she be then deceased to the Employee's estate or his designated Trust or Beneficiary.

            h.     Entire Agreement.  This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements, oral or written, including specifically but not exclusively the Amended and Restated Employment Agreement between the Employee and the Company dated as of January 1, 1995, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

TELTRONICS, INC.
By: /s/ Patrick Min Patrick Min, Chief Financial Officer
EMPLOYEE: /s/ Ewen Cameron Ewen Cameron

STATE OF FLORIDA         )
COUNTY OF MANATEE  )  SS.:

     The foregoing instrument was acknowledged before me this 31st day of August, 2001, by Patrick Min, Chief Financial Officer of Teltronics, Inc., a Delaware corporation, known to me personally to be such, on behalf of the corporation.
     Given under my hand and seal of office the day and year aforesaid.

/s/ Susan D. Maslanka Notary Public

STATE OF FLORIDA         )
COUNTY OF MANATEE  )  SS.:

     The foregoing instrument was acknowledged before me this 31st day of August, 2001, by Ewen Cameron.
     Given under my hand and seal of office the day and year aforesaid.

/s/ Susan D. Maslanka Notary Public